EXHIBIT 23.2

                  INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Form S-8 of DynamicWeb Enterprises, Inc. pertaining to the 1997 Employee Stock Option Plan and the 1997 Stock Option Plan for Outside Directors of our reports (a) dated November 30, 1998 (December 3, 1998 with respect to Note H(7)) with respect to the consolidated financial statements of DynamicWeb Enterprises, Inc. and subsidiaries included in its annual report (Form 10-KSB) for the year ended September 30, 1998, and (b) dated July 10, 1998 with respect to the financial statements of Design Crafting, Inc. included in Form 8K/A No. 1 of DynamicWeb Enterprises, Inc. dated July 15, 1998 both filed with the Securities and Exchange Commission.

/s/ Richard A. Eisner & Company, LLP

New York, New York
January 14, 1999